UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

        -------------------------------------------------

                          SCHEDULE 13D

                        (Amendment No. 9)

            Under the Securities Exchange Act of 1934

                        MIDWAY GAMES INC.
                        (Name of Issuer)

                          Common Stock
                 (Title of Class of Securities)

                           598-148-104
                         (CUSIP Number)

                       Sumner M. Redstone
                         200 Elm Street
                   Dedham, Massachusetts 02026
                    Telephone: (781) 461-1600
             (Name, Address and Telephone Number of
    Person Authorized to Receive Notices and Communications)

                       September 18, 2002
     (Date of Event which Requires Filing of this Statement)


 --------------------------------------------------------------

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /.

CUSIP No. 598-148-104                         Page 1 of 12 Pages
                         Schedule 13D/A
-----------------------------------------------------------------
(1)  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

                    SUMNER M. REDSTONE
-----------------------------------------------------------------
                    S.S. No.  ###-##-####
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
     Instructions)
/  / (a)
-----------------------------------------------------------------
/  / (b)
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Sources of Funds (See Instructions)             PF
-----------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
-----------------------------------------------------------------
(6)  Citizenship or Place of Organization     United States
-----------------------------------------------------------------
Number of           (7)  Sole Voting Power           5,378,482
  Shares		-----------------------------------------
Beneficially        (8)  Shared Voting Power         4,122,771*
 Owned by		-----------------------------------------
   Each             (9)  Sole Dispositive Power       5,378,482
Reporting		-----------------------------------------
Person With         (10) Shared Dispositive Power     4,122,771*
-----------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    9,501,253*
-----------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                    20.45%
-----------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)     IN
-----------------------------------------------------------------



*Includes shares owned by National Amusements, Inc.

CUSIP No. 598-148-104                     Page 2 of 12 Pages
                         Schedule 13D/A
-----------------------------------------------------------------
(1)  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

                    NATIONAL AMUSEMENTS, INC.
-----------------------------------------------------------------
                    I.R.S No.  04-2261332
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
     Instructions)
/  / (a)
-----------------------------------------------------------------
/  / (b)
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
-----------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
-----------------------------------------------------------------
(6)  Citizenship or Place of Organization               Maryland
-----------------------------------------------------------------
Number of           (7)  Sole Voting Power          0
  Shares		-----------------------------------------
Beneficially        (8)  Shared Voting Power        4,122,771
Owned by		-----------------------------------------
   Each             (9)  Sole Dispositive Power     0
Reporting		-----------------------------------------
Person With         (10) Shared Dispositive Power   4,122,771
-----------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    4,122,771
-----------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)  8.87%
-----------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  CO
-----------------------------------------------------------------

                                        Page 3 of 12 Pages

Item 1.   Security and Issuer.
          -------------------

          This Amendment No. 9 amends the Statement on Schedule 13D previously filed with the SEC by Mr. Sumner M. Redstone and National Amusements, Inc. ("NAI") with respect to the voting common stock, $.01 par value per share (the "Common Shares"), of Midway Games Inc. (the "Issuer"), a Delaware corporation, with its principal executive office located at 2704 West Roscoe Street, Chicago, IL 60618.


Item 5.   Interest in Securities of the Issuer.
          -------------------------------------

          Item 5 is hereby amended as follows:

   (a) NAI is currently the beneficial owner, with shared dispositive and voting power, of 4,122,771 Common Shares, or approximately 8.87%, of the issued and outstanding Common Shares of the Issuer (based on the number of Common Shares that were reported on the Issuer's 10Q to be issued and outstanding as of August 07, 2002).

   (b) Mr. Sumner M. Redstone is currently the beneficial owner, with sole dispositive and voting power, of 5,378,482 Common Shares, or approximately 11.57%, of the issued and outstanding Common Shares of the Issuer (based on the number of Common Shares that were reported by the Issuer to be issued and outstanding as of August 07, 2002). As a result of his stock ownership in NAI, Mr. Sumner M. Redstone is deemed the beneficial owner of an additional 4,122,771 Common Shares of the issued and outstanding Common Shares of the Issuer, for a total of 9,501,253 Common Shares, or approximately 20.45% of the issued and outstanding Common Shares of the Issuer (based on the number of Common Shares that were reported by the Issuer to be issued and outstanding as of August 07, 2002).

    (c) Transactions effected since the filing of the Statement on Schedule 13D Amendment No. 8 filed with the SEC on
        September 6, 2002:
        All transactions were executed by Bear Stearns, New
        York, N.Y.



              DATE        NO. OF SHARES        PRICE
	   --------------------------------------------
            9/6/2002           700             5.46
            9/6/2002           500             5.50
            9/6/2002           500             5.59
            9/6/2002           500             5.64
            9/6/2002           100             5.64
            9/6/2002           300             5.64
            9/6/2002           500             5.63
            9/6/2002           500             5.60
            9/6/2002           800             5.60
            9/6/2002           200             5.61
            9/6/2002           200             5.62
            9/6/2002          1,000            5.62
            9/6/2002           100             5.61
            9/6/2002           700             5.61
            9/6/2002           300             5.62
            9/6/2002           200             5.60
            9/6/2002           100             5.60
            9/6/2002          2,300            5.58
            9/6/2002           500             5.64
            9/6/2002           500             5.64

                                             Page 4 of 12 Pages

              DATE        NO. OF SHARES        PRICE
	--------------------------------------------
            9/6/2002          1,000            5.69
            9/6/2002           500             5.78
            9/6/2002           100             5.77
            9/6/2002           900             5.78
            9/6/2002           200             5.69
            9/6/2002          3,000            5.65
            9/6/2002          1,000            5.65
            9/6/2002          3,000            5.65
            9/6/2002           100             5.58
            9/6/2002          3,000            5.59
            9/6/2002          3,000            5.55
            9/6/2002           600             5.55
            9/6/2002          1,500            5.56
            9/6/2002           700             5.51
            9/6/2002          5,000            5.45
            9/6/2002          5,000            5.46
            9/6/2002          1,700            5.46
            9/6/2002           600             5.48
            9/6/2002          2,000            5.49
            9/6/2002           500             5.60
            9/6/2002          4,400            5.62
            9/6/2002          4,400            5.62
            9/6/2002           800             5.62
            9/6/2002           400             5.59
            9/6/2002          2,200            5.60
            9/6/2002           500             5.62
            9/6/2002          2,100            5.62
            9/6/2002          2,100            5.62
            9/6/2002          3,000            5.62
            9/6/2002           100             5.62
            9/6/2002          1,600            5.63
            9/6/2002          1,000            5.63
            9/6/2002          1,000            5.63
            9/6/2002          4,000            5.63
            9/6/2002          4,000            5.63
            9/6/2002          1,400            5.65
            9/6/2002          1,000            5.69
            9/6/2002          3,600            5.70
            9/6/2002          2,000            5.70
            9/6/2002          1,000            5.70
            9/6/2002          1,000            5.71
            9/6/2002          2,000            5.68
            9/6/2002          3,000            5.68
            9/6/2002          3,000            5.66
            9/6/2002          1,500            5.63
            9/6/2002          2,000            5.62
            9/6/2002          1,500            5.62
            9/6/2002          2,000            5.63
            9/6/2002          1,000            5.64
            9/6/2002          1,000            5.64

                                             Page 5 of 12 Pages

              DATE        NO. OF SHARES        PRICE
	--------------------------------------------
            9/6/2002          5,000            5.65
            9/6/2002          1,000            5.65
            9/6/2002          2,000            5.71
            9/6/2002          2,000            5.72
            9/6/2002          1,000            5.74
            9/6/2002           200             5.74
            9/6/2002          1,000            5.72
            9/6/2002           100             5.71
            9/6/2002          7,900            5.74
            9/6/2002           300             5.72
            9/6/2002          1,000            5.72
            9/6/2002          2,500            5.70
            9/6/2002          5,000            5.74
            9/6/2002          5,000            5.75
            9/6/2002           200             5.75
            9/6/2002           800             5.78
            9/6/2002          2,100            5.72
            9/6/2002           400             5.75
            9/6/2002          1,500            5.88
            9/6/2002          1,500            5.88
            9/6/2002          1,400            5.88
            9/6/2002          1,500            5.86
            9/6/2002          2,400            5.87
            9/6/2002          2,600            5.88
            9/6/2002          5,000            5.73
            9/6/2002          5,000            5.75
            9/6/2002          5,000            5.74
            9/6/2002          1,000            5.73
            9/6/2002           700             5.73
            9/6/2002          2,400            5.74
            9/6/2002           300             5.73
            9/6/2002          2,700            5.73
            9/6/2002           500             5.73
            9/6/2002          3,700            5.73
            9/6/2002          2,500            5.73
            9/6/2002          5,000            5.73
            9/6/2002          3,500            5.73
            9/6/2002          3,500            5.73
            9/6/2002          1,700            5.70
            9/6/2002          3,600            5.71
            9/6/2002           700             5.73
            9/6/2002           200             5.73
            9/6/2002           400             5.74
            9/6/2002          4,400            5.78
            9/6/2002          3,000            5.84
            9/6/2002          2,500            5.85
            9/6/2002           500             5.87
            9/6/2002          2,400            5.88
            9/9/2002          1,000            5.88
            9/9/2002          1,000            6.00

                                             Page 6 of 12 Pages

              DATE        NO. OF SHARES        PRICE
	--------------------------------------------
            9/9/2002          1,000            6.00
            9/9/2002           500             5.95
            9/9/2002           100             5.94
            9/9/2002           400             5.95
            9/9/2002           200             5.86
            9/9/2002           100             5.85
            9/9/2002           400             5.85
            9/9/2002           500             5.85
            9/9/2002           100             5.64
            9/9/2002           100             5.50
            9/9/2002           100             5.50
            9/9/2002           200             5.48
            9/9/2002          1,000            5.48
            9/9/2002           300             5.47
            9/9/2002           200             5.48
            9/9/2002           400             5.52
            9/9/2002           200             5.52
            9/9/2002           200             5.56
            9/9/2002           200             5.56
            9/9/2002           200             5.56
            9/9/2002          3,900            5.57
            9/9/2002          1,000            5.60
            9/9/2002           200             5.62
            9/9/2002           800             5.64
            9/9/2002           600             5.60
            9/9/2002           200             5.61
            9/9/2002           200             5.61
            9/9/2002          4,100            5.63
            9/9/2002           300             5.62
            9/9/2002           100             5.63
            9/9/2002          2,100            5.64
            9/9/2002           500             5.70
            9/9/2002           200             5.71
            9/9/2002           500             5.71
            9/9/2002          4,600            5.72
            9/9/2002          1,300            5.72
            9/9/2002          1,800            5.73
            9/9/2002           500             5.84
            9/9/2002           100             5.83
            9/9/2002           400             5.84
            9/9/2002           200             5.84
            9/9/2002           500             5.84
            9/9/2002          1,400            5.84
            9/9/2002           900             5.85
            9/9/2002           900             5.94
            9/9/2002          4,000            5.95
            9/9/2002          1,800            5.90
            9/9/2002           100             5.93
            9/9/2002          2,800            5.94
            9/9/2002          1,700            5.91

                                             Page 7 of 12 Pages

              DATE        NO. OF SHARES        PRICE
	--------------------------------------------
            9/9/2002           400             5.90
            9/9/2002          1,000            5.91
            9/9/2002          1,500            5.87
            9/9/2002           500             5.87
            9/9/2002           300             5.87
            9/9/2002           300             5.87
            9/9/2002           800             5.86
            9/9/2002          5,600            5.81
            9/9/2002          5,000            5.86
            9/9/2002          4,600            5.86
            9/9/2002           200             5.86
            9/9/2002           300             5.86
            9/9/2002          2,100            5.86
            9/9/2002          1,000            5.84
            9/9/2002           100             5.86
            9/9/2002           900             5.84
           9/10/2002          8,000            5.97
           9/10/2002           400             5.92
           9/10/2002          6,000            5.91
           9/10/2002           300             5.92
           9/10/2002           500             5.88
           9/10/2002           400             5.89
           9/10/2002         10,000            5.90
           9/10/2002          1,000            5.90
           9/10/2002          5,000            5.90
           9/10/2002           200             5.86
           9/10/2002           200             5.87
           9/10/2002           100             5.85
           9/10/2002           100             5.86
           9/10/2002           100             5.87
           9/10/2002           200             5.91
           9/10/2002           100             5.92
           9/10/2002          2,000            5.95
           9/10/2002          1,000            5.92
           9/11/2002          1,000            6.15
           9/11/2002          2,000            6.22
           9/11/2002           100             6.18
           9/11/2002           400             6.18
           9/11/2002           100             6.16
           9/11/2002           300             6.15
           9/11/2002           100             6.15
           9/11/2002           200             6.08
           9/11/2002           200             6.09
           9/11/2002           100             6.08
           9/11/2002         10,000            6.10
           9/11/2002           600             6.10
           9/11/2002           900             6.18
           9/11/2002           200             6.13
           9/11/2002           100             6.13
           9/11/2002          1,800            6.16

                                             Page 8 of 12 Pages

              DATE        NO. OF SHARES       PRICE
	--------------------------------------------
           9/11/2002           100             6.21
           9/11/2002           200             6.21
           9/11/2002           300             6.17
           9/11/2002           200             6.18
           9/11/2002           500             6.19
           9/11/2002           500             6.17
           9/11/2002           500             6.15
           9/11/2002           200             6.16
           9/11/2002           100             6.17
           9/11/2002           500             6.18
           9/11/2002          1,000            6.14
           9/11/2002          1,900            6.14
           9/11/2002           900             6.12
           9/11/2002           600             6.06
           9/11/2002          2,000            6.09
           9/12/2002          5,000            6.09
           9/12/2002           100             6.09
           9/12/2002           200             6.08
           9/12/2002           300             6.08
           9/12/2002           800             6.09
           9/12/2002           900             6.09
           9/12/2002           200             6.09
           9/12/2002           100             6.08
           9/12/2002          2,000            6.13
           9/12/2002          2,000            6.13
           9/12/2002          3,000            6.13
           9/12/2002          1,600            6.13
           9/12/2002          1,800            6.13
           9/12/2002          5,000            6.13
           9/13/2002           200             6.09
           9/13/2002         10,000            6.10
           9/13/2002           500             6.15
           9/13/2002           200             6.11
           9/13/2002           500             6.09
           9/13/2002           100             6.08
           9/13/2002           400             6.02
           9/13/2002           300             6.01
           9/13/2002          1,000            6.02
           9/13/2002           500             6.04
           9/13/2002           300             6.01
           9/13/2002           200             6.02
           9/13/2002           200             6.02
           9/13/2002           800             6.03
           9/13/2002           300             6.04
           9/13/2002           100             6.02
           9/13/2002           600             6.02
           9/13/2002           500             6.03
           9/13/2002           800             6.05
           9/13/2002          1,000            6.05
           9/13/2002          2,000            6.06

                                             Page 9 of 12 Pages

              DATE        NO. OF SHARES       PRICE
	--------------------------------------------
           9/13/2002          1,000            6.06
           9/13/2002           500             6.05
           9/13/2002           500             6.06
           9/13/2002           100             6.06
           9/13/2002          1,000            6.02
           9/13/2002           200             6.04
           9/13/2002           800             6.02
           9/13/2002          2,700            6.01
           9/13/2002           300             6.02
           9/13/2002           200             6.03
           9/13/2002           500             6.04
           9/13/2002           500             6.06
           9/13/2002           500             6.07
           9/13/2002          3,200            6.07
           9/13/2002          3,200            6.08
           9/13/2002           300             6.07
           9/13/2002           200             6.07
           9/13/2002           300             6.08
           9/16/2002          1,100            6.07
           9/16/2002           200             6.07
           9/16/2002           200             6.08
           9/16/2002           200             6.07
           9/16/2002           100             6.06
           9/16/2002           200             6.05
           9/16/2002           200             6.02
           9/16/2002           100             6.04
           9/16/2002           100             6.01
           9/16/2002           200             5.85
           9/16/2002          1,500            5.94
           9/16/2002           100             5.94
           9/16/2002           200             5.94
           9/16/2002          1,600            5.96
           9/16/2002           700             5.97
           9/16/2002           100             5.97
           9/16/2002          4,300            5.97
           9/16/2002           100             5.97
           9/16/2002           100             5.98
           9/16/2002           400             5.98
           9/16/2002           200             6.03
           9/16/2002          1,000            6.03
           9/16/2002           700             6.04
           9/16/2002          2,000            6.04
           9/16/2002           700             6.04
           9/16/2002           200             6.04
           9/16/2002           300             6.04
           9/16/2002           200             6.04
           9/16/2002          2,000            6.05
           9/16/2002           200             6.06
           9/16/2002           200             6.04
           9/16/2002           100             6.04

                                             Page 10 of 12 Pages

              DATE       NO. OF SHARES        PRICE
	--------------------------------------------
           9/16/2002          200             6.05
           9/16/2002          100             6.07
           9/16/2002          100             6.07
           9/16/2002          800             5.95
           9/16/2002         2,000            5.99
           9/16/2002         1,000            5.99
           9/16/2002         2,000            5.99
           9/16/2002          200             5.98
           9/16/2002          100             5.97
           9/16/2002         1,000            5.93
           9/16/2002          900             5.93
           9/16/2002         2,000            5.93
           9/16/2002          200             5.93
           9/16/2002          100             5.94
           9/16/2002          200             5.94
           9/16/2002         5,500            5.95
           9/16/2002          300             5.98
           9/16/2002          300             5.98
           9/16/2002          100             5.98
           9/16/2002          200             5.98
           9/16/2002          300             5.93
           9/17/2002          300             6.00
           9/17/2002         1,000            6.08
           9/17/2002          500             6.07
           9/17/2002          500             6.07
           9/17/2002          500             5.97
           9/17/2002          200             5.96
           9/17/2002         5,000            5.87
           9/17/2002         1,000            5.89
           9/17/2002          100             5.86
           9/17/2002          200             5.87
           9/17/2002          200             5.87
           9/17/2002          500             5.84
           9/17/2002          700             5.89
           9/17/2002          100             5.89
           9/17/2002          200             5.89
           9/17/2002          500             5.90
           9/17/2002         5,000            5.90
           9/17/2002          300             5.93
           9/17/2002          200             5.93
           9/17/2002          200             5.93
           9/17/2002          100             5.87
           9/17/2002          100             5.92
           9/17/2002          500             5.95
           9/17/2002          200             5.90
           9/18/2002          100             5.80
           9/18/2002          100             5.79
           9/18/2002          400             5.83
           9/18/2002         5,000            5.84
           9/18/2002          600             5.84

                                             Page 11 of 12 Pages

             DATE        NO. OF SHARES        PRICE
	--------------------------------------------
           9/18/2002         5,000            5.84
           9/18/2002          500             5.90
           9/18/2002          500             5.92
           9/18/2002          200             5.91
           9/18/2002         2,800            5.92
           9/18/2002         1,000            5.96
           9/18/2002         3,400            5.99
           9/18/2002         1,000            5.99
           9/18/2002          800             5.99
           9/18/2002         2,500            6.07
           9/18/2002         1,000            6.09
           9/18/2002         1,500            6.00
           9/18/2002          100             5.99
           9/18/2002         3,300            6.00
           9/18/2002         1,000            6.04
           9/18/2002          500             6.04
           9/18/2002          700             6.04
           9/18/2002          100             6.04
           9/18/2002          100             6.04
           9/18/2002          100             6.04
           9/18/2002          500             6.05
           9/18/2002          200             6.05
           9/18/2002         3,700            6.01
           9/18/2002          400             6.05
           9/18/2002          100             6.01
           9/18/2002          200             6.05
           9/18/2002          200             6.06
           9/18/2002          300             6.07
           9/18/2002          200             6.02




Item 7.   Material to Be Filed as Exhibits
          ----------------------------------

     A joint filing agreement between Mr. Sumner M. Redstone and National Amusements, Inc. is attached hereto as Exhibit 1.

                                             Page 12 of 12 Pages

                              Signatures
                              -----------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1), each of the undersigned agrees that this statement is filed on behalf of each of us.



September 19, 2002                 /s/ Sumner M. Redstone
                                   -----------------------
                                   Sumner M. Redstone,
                                   Individually



                                   National Amusements, Inc.


                                   By:   /s/ Sumner M. Redstone
                                         ----------------------
                                   Name: Sumner M. Redstone,
                                   Title:     Chairman and Chief
                                         Executive Officer

						Exhibit 1

                     JOINT FILING AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13D, dated April 15, 1998 (the "Schedule 13D"), with respect to the Common Stock, par value $.01 per share, of Midway Games Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the
Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 30th day of July, 2002.


                         NATIONAL AMUSEMENTS, INC.


                         By: /s/ Sumner M. Redstone
                             ----------------------------
                              Sumner M. Redstone
                              Chairman and
                              Chief Executive Officer


                         By: /s/ Sumner M. Redstone
                            -----------------------------
                              Sumner M. Redstone
                               Individually